Exhibit 99.1

PRESS RELEASE

ASPEN PROVIDES INITIAL ESTIMATE OF SECOND QUARTER 2016 NATURAL CATASTROPHE LOSSES

HAMILTON, Bermuda - July 13, 2016 - Aspen Insurance Holdings Limited (“Aspen”) (NYSE:AHL) announced today an initial estimate of approximately $65 million in pre-tax losses, net of reinsurance and reinstatement premiums, related to natural catastrophes in the second quarter of 2016. The estimated natural catastrophe losses are attributed approximately 75% to the Reinsurance segment and approximately 25% to the Insurance segment.

Within the estimate of Aspen’s natural catastrophe losses, the largest events were the wildfires in Alberta, Canada (accounting for approximately 50% of the total initial pre-tax loss estimate), a number of weather-related events in the United States (approximately 36%), and several earthquakes, the largest of which was in Kumamoto, Japan (approximately 14%).

Aspen’s initial estimate of natural catastrophe losses for the second quarter of 2016 is based, among other factors, on its review of the individual treaties and policies expected to be impacted, discussions with clients and brokers, and market information and exposure analysis. In making this estimate, Aspen has also taken into account a combination of provisional loss advices, limited client loss data and modeled loss projections. Due to the complexity of these events and the uncertainty associated with Aspen’s assumptions and preliminary information, there is considerable uncertainty associated with this initial estimate and Aspen’s actual losses from these events may differ materially from this estimate.

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NOTES TO EDITORS:

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Australia, Bermuda, Canada, France, Germany, Ireland, Singapore, Switzerland, the United Arab Emirates, the United Kingdom and the United States. For the year ended December 31, 2015, Aspen reported $11.0 billion in total assets, $4.9 billion in gross reserves, $3.4 billion in total shareholders’ equity and $3.0 billion in gross written premiums. Its operating subsidiaries have been assigned a rating of “A” by Standard & Poor’s Financial Services LLC, an “A” (“Excellent”) by A.M. Best Company Inc. and an “A2” by Moody’s Investor Service, Inc.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995
This press release contains "forward-looking" statements regarding its initial estimate of second quarter 2016 natural catastrophe losses. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “likely,” “assume,” “estimate,” “may,” “continue,” “guidance,” “objective,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track” and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Aspen’s control that could cause actual results to differ materially from such statements. For a detailed description of uncertainties and other factors that could impact the forward-looking statements in this press release, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the U.S. Securities and Exchange Commission on February 19, 2016. Aspen undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information:

Please visit www.aspen.co or contact:

Investors
Mark Jones, Senior Vice President, Investor Relations, Aspen
mark.p.jones@aspen.co
+1 (646) 289 4945

Media
Steve Colton, Head of Group Communications, Aspen
Steve.colton@aspen.co
+44 20 7184 8337

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